Exhibit 99.1

NEWS RELEASE	DATE: October 24, 2018

NASDAQ REPORTS THIRD QUARTER 2018 RESULTS;

DELIVERS SOLID ORGANIC REVENUE GROWTH

•	Third quarter 2018 net revenues[1] were $600 million, including 5% organic revenue growth.

•	Third quarter 2018 GAAP diluted EPS was $0.97 compared to $1.00 in the third quarter of 2017, while non-GAAP diluted EPS[2] was $1.15, an increase of 14% compared to $1.01 in the third quarter of 2017.

•

In re-allocating capital to support our strategic direction, Nasdaq announced its intention to acquire Cinnober, a technology provider, through a share tender, and separately agreed to sell our minority interest in LCH Group.

•

The company also repurchased common shares valued at $54 million during the third quarter of 2018, bringing capital returns through dividends paid and share repurchases to $602 million through the first nine months of 2018.

New York, N.Y.- Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the third quarter of 2018.

Third quarter 2018 net revenues were $600 million, down $3 million from $603 million in the prior year period. The third quarter decrease in net revenues included a positive $28 million, or 5%, impact from organic growth, and a positive $22 million impact from the inclusion of revenues from the acquisition of eVestment, offset by a $46 million negative impact from the divestiture of the Public Relations Solutions and Digital Media Services businesses and a $7 million unfavorable impact from changes in foreign exchange rates.

“Third quarter revenue exhibited solid organic revenue growth across our franchise, in-line with our longer-term outlook. The continued strong growth in market technology, index and analytics, which are areas where we’ve shifted more of our resources, enhances our confidence in our new strategic direction,” said Adena Friedman, President and CEO, Nasdaq. “As we look forward, we remain focused in the near-term on the early implementation of our strategic re-alignment to maximize opportunities as a technology and analytics provider, while ensuring we continue to achieve the highest possible effectiveness in our foundational marketplace businesses.”

GAAP operating expenses were $354 million in the third quarter of 2018, an increase of $13 million from $341 million in the third quarter of 2017. The increase primarily reflects higher general, administrative and other expense and depreciation and amortization expense, partially offset by lower professional fees and compensation and benefits expense. Included in general, administrative and other expense during the period is an $8 million loss related to the default of a Nasdaq Clearing member.

Non-GAAP operating expenses were $311 million in the third quarter of 2018, a decrease of $4 million, or 1%, compared to the third quarter of 2017. This reflects a $19 million increase from the acquisition of eVestment and a $15 million organic expense increase, more than offset by a $32 million decrease due to the divestiture of the Public Relations Solutions and Digital Media Services businesses and a $6 million favorable impact from changes in foreign exchange rates.

[1]	Represents revenues less transaction-based expenses.
[2]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses, included in the attached schedules.

“We continued to execute our capital plan to support our strategy, re-allocating resources to significant growth opportunities. During the third quarter of 2018, we completed the remaining share repurchases funded by the divestiture of the Public Relations Solutions and Digital Media Services businesses, and in October, announced an agreement to sell our 5% equity stake in LCH Group Holdings Limited,” said Michael Ptasznik, Executive Vice President and Chief Financial Officer, Nasdaq. “We also commenced a tender offer to the shareholders and warrant holders of Cinnober, a capital markets technology supplier, in a proposed transaction expected to achieve both our stated investment return goals and advance our strategic direction as a technology and analytics provider.”

On a GAAP basis, net income for the third quarter of 2018 was $163 million, or $0.97 per diluted share, compared to $170 million, or $1.00 per diluted share, in the third quarter of 2017.

On a non-GAAP basis, net income for the third quarter of 2018 was $193 million, or $1.15 per diluted share, compared to $172 million, or $1.01 per diluted share, in the third quarter of 2017, representing a 14% increase in non-GAAP diluted earnings per share year over year.

At September 30, 2018, the company had cash and cash equivalents of $324 million and total debt of $3,880 million, resulting in net debt of $3,556 million. This compares to total debt of $4,207 million and net debt of $3,830 million at December 31, 2017.

Share repurchases totaled $54 million during the third quarter of 2018, and we have completed the return of the net proceeds of our divestiture. As of September 30, 2018, there was $332 million remaining under the board authorized share repurchase program.

UPDATING 2018 NON-GAAP EXPENSE GUIDANCE1

The company is updating its 2018 non-GAAP operating expense guidance to $1,310 to $1,325 million versus prior expense guidance of $1,310 to $1,335 million.

BUSINESS HIGHLIGHTS

Market Services (37% of total net revenues) - Net revenues were $222 million in the third quarter of 2018, up $3 million, or 1%, when compared to the third quarter of 2017.

Equity Derivatives Trading and Clearing (11% of total net revenues) - Net equity derivative trading and clearing revenues were $68 million in the third quarter of 2018, up $6 million compared to the third quarter of 2017. The increase primarily reflects higher U.S. industry trading volumes and net capture rate, partially offset by lower U.S. market share.

Cash Equity Trading (11% of total net revenues) - Net cash equity trading revenues were $63 million in the third quarter of 2018, up $1 million from the third quarter of 2017. This increase primarily reflects higher U.S. industry trading volumes and higher U.S. market share, partially offset by a lower net capture rate.

Fixed Income and Commodities Trading and Clearing (3% of total net revenues) - Net fixed income and commodities trading and clearing revenues were $19 million in the third quarter of 2018, down $1 million from the third quarter of 2017, primarily due to a decline in revenues related to U.S. fixed income products and the unfavorable impact from changes in foreign exchange rates, partially offset by higher net revenues at NFX.

[1]

U.S. GAAP operating expense is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

Trade Management Services (12% of total net revenues) - Trade management services revenues were $72 million in the third quarter of 2018, down $3 million compared to the third quarter of 2017, primarily due to a decline in port connectivity and an unfavorable impact from changes in foreign exchange rates of $1 million.

Corporate Services (22% of total net revenues) - Revenues were $131 million in the third quarter of 2018, up $5 million, or 4%, compared to the third quarter of 2017.

Listing Services (12% of total net revenues) - Listing services revenues were $72 million in the third quarter of 2018, up $5 million from the third quarter of 2017. The change reflects a $6 million organic increase, resulting from client adoption of our all-inclusive annual listing fee program and an increase in the number and size of IPOs, partially offset by the run-off of revenue recognition from previously deferred listing of additional shares fees, as well as a negative impact from changes in foreign exchange rates.

Corporate Solutions (10% of total net revenues) - Corporate solutions revenues were $59 million in the third quarter of 2018, unchanged from the third quarter of 2017.

Information Services (30% of total net revenues) - Revenues were $179 million in the third quarter of 2018, up $29 million, or 19%, from the third quarter of 2017.

Market Data (16% of total net revenues) - Market data revenues were $95 million in the third quarter of 2018, down $2 million compared to the third quarter of 2017, primarily due to lower collections related to under reported usage.

Index (9% of total net revenues) - Index revenues were $52 million in the third quarter of 2018, up $9 million from the third quarter of 2017, primarily driven by organic growth from higher assets under management (AUM) in exchange traded products (ETPs) linked to Nasdaq indexes.

Investment Data and Analytics (5% of total net revenues) - Investment data and analytics revenues were $32 million in the third quarter of 2018, up $22 million from the third quarter of 2017 primarily due to a $22 million impact from the acquisition of eVestment, net of a $4 million purchase price adjustment on deferred revenue during the period.

Market Technology (11% of total net revenues) - Revenues were $68 million in the third quarter of 2018, up $6 million, or 10%, from the third quarter of 2017, driven by organic growth in delivery and support revenues and higher software as a service revenues, partially offset by lower change requests and advisory revenues and an unfavorable impact from changes in foreign exchange rates of $2 million.

CORPORATE HIGHLIGHTS

•

The Nasdaq Stock Market led U.S. exchanges for IPOs in the third quarter of 2018 with a 76% win rate, while strong year over year Nordic listings growth continued. In the U.S. market, The Nasdaq Stock Market welcomed 85 new listings in the third quarter of 2018, including 52 IPOs. The U.S. IPO win rate totaled 76% during the third quarter of 2018 and 71% during the first nine months of 2018. Highlights from the third quarter included the Pinduoduo, Sonos, SurveyMonkey and Focus Financial Partners IPOs as well as listing switches to The Nasdaq Stock Market by United Continental Holdings and Intrexon Corporation. Nasdaq’s Nordic, Baltic and First North exchanges added 6 new listings including 3 IPOs, bringing total Nordic-listed companies at September 30, 2018 to 1,010, an increase of 6% from September 30, 2017.

•

Market Technology order intake totaled $149 million during the first nine months of 2018. New deals signed in the third quarter include providing Hong Kong Exchanges and Clearing Limited (HKEX) with a real-time risk solution across all of HKEX’s cash and derivatives markets via the Nasdaq Financial Framework, and a new SMARTS agreement with the London Metals Exchange for market surveillance. Nasdaq also experienced continued strong growth in its SMARTS surveillance business with new customers in various customer classes including regulators, exchanges, and broker-dealers and is continuing to expand its buy side surveillance business.

•

Nasdaq announces offer to acquire Cinnober. Nasdaq announced it has made an approximately $190 million equivalent all cash public offer to the shareholders and warrant holders of Cinnober, a Swedish financial technology provider to brokers, exchanges and clearinghouses worldwide. The proposed acquisition would strengthen Nasdaq’s position as one of the world’s leading market infrastructure technology providers and is expected to deliver attractive shareholder returns. Nasdaq expects the transaction to meet the company’s 10% three to five year return on invested capital objective and be accretive to non-GAAP EPS within 12-months of closing. Nasdaq plans to fund the acquisition with either cash on hand or liquidity available under existing credit facilities. The acceptance period of the public tender offer is expected to close during the fourth quarter of 2018, subject to certain conditions customary in Swedish public tender offers.

•

Nasdaq saw record ETP AUM tracking Nasdaq indexes, up 34% year over year, and announced the extension of the exclusive Nasdaq-100 Futures license through 2029. Overall AUM in ETPs benchmarked to Nasdaq’s proprietary index families increased to a record $206 billion as of September 30, 2018, up 34% compared to September 30, 2017. The September 30, 2018 total AUM included $85 billion, or 41%, tracking smart beta indexes. At September 30, 2018, the number of ETPs tracking Nasdaq-licensed indexes increased 14% to 358 compared to 314 at September 30, 2017. Additionally, on October 1, 2018, Nasdaq and CME Group announced a 10-year extension of CME Group’s exclusive license to offer futures (and options on these futures) based on the Nasdaq-100 and other Nasdaq Indexes.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 100 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to over 4,000 total listings with a market value of approximately $15 trillion. To learn more, visit business.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of Nasdaq. Performance measures excluding intangible asset amortization expense therefore provide investors with a more useful representation of our businesses’ ongoing activity in each period.

Merger and strategic initiatives expense: We have pursued various strategic initiatives, completed a divestiture, and a number of acquisitions in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparison in Nasdaq’s performance between periods.

Other significant items: We have excluded certain other charges or gains, including certain tax items, that are the result of other non-comparable events to measure operating performance. We believe the exclusion of such amounts allows management and investors to better understand the ongoing financial results of Nasdaq. For the three months ended June 30, 2018 and September 30, 2018, other significant items included the net gain on divestiture of businesses, which pertains to the sale of the Public Relations Solutions and Digital Media Services businesses. For the three months ended June 30, 2018, we recognized a pre-tax net gain on the sale of $41 million and during the three months ended September 30, 2018, we recorded a post-closing working capital adjustment of $8 million. For the three months ended September 30, 2018, other significant items included a loss related to the default of a Nasdaq Clearing member, and litigation costs related to certain legal matters. For the three months ended June 30, 2018, other significant items included a charge associated with a sales and use tax audit which relates to prior periods.

Significant tax items: The adjustment to the income tax provision includes the tax impact of each non-GAAP adjustment. In addition, for the three months ended September 30, 2017, the adjustment includes an $8 million recognition of previously unrecognized tax benefits associated with positions taken in prior years is included. Additional adjustments include the following items:

•

For the three months ended June 30, 2018, we recorded a reversal of previously recognized Swedish tax benefits, due to unfavorable court rulings received by other Swedish entities during the three months ended June 30, 2018, the impact of which relates to prior periods.

•

The impact of the newly enacted U.S. tax legislation is related to the Tax Cuts and Jobs Act which was enacted on December 22, 2017. For the three months ended September 30, 2018, we recorded a decrease to tax expense of $4 million, which reflects the remeasurement of certain deferred tax assets and liabilities as of September 30, 2018.

•

For the three months ended September 30, 2017, we recorded excess tax benefits of $7 million related to employee share-based compensation which reflects the recognition of income tax effects of share-based awards when awards vest or are settled. This item is subject to volatility and will vary based on the timing of the vesting of employee share-based compensation arrangements and fluctuation in our stock price.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital allocation initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations. These disclosures will be included on Nasdaq’s website under “Investor Relations.”

MEDIA RELATIONS CONTACT: Allan Schoenberg	INVESTOR RELATIONS CONTACT: Ed Ditmire, CFA

+1.212.231.5534 allan.schoenberg@nasdaq.com	+1.212.401.8737 ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Revenues:
Market Services	$586	$649	$581
Transaction-based expenses:
Transaction rebates	(293)	(308)	(266)
Brokerage, clearance and exchange fees	(71)	(104)	(96)

Total Market Services revenues less transaction-based expenses	222	237	219
Corporate Services	131	131	126
Information Services	179	175	150
Market Technology	68	66	62
Other Revenues	—	6	46

Revenues less transaction-based expenses	600	615	603

Operating Expenses:
Compensation and benefits	164	173	167
Professional and contract services	33	34	38
Computer operations and data communications	32	30	32
Occupancy	23	23	23
General, administrative and other	28	25	15
Marketing and advertising	7	10	7
Depreciation and amortization	53	53	47
Regulatory	8	8	9
Merger and strategic initiatives	6	(10)	3

Total operating expenses	354	346	341

Operating income	246	269	262
Interest income	3	2	2
Interest expense	(38)	(37)	(34)
Net gain on divestiture of businesses	(8)	41	—
Other investment income	—	8	—
Net income from unconsolidated investees	6	5	4

Income before income taxes	209	288	234
Income tax provision	46	126	64

Net income attributable to Nasdaq	$163	$162	$170

Per share information:
Basic earnings per share	$0.99	$0.98	$1.02

Diluted earnings per share	$0.97	$0.97	$1.00

Cash dividends declared per common share	$0.44	$—	$0.38

Weighted-average common shares outstanding for earnings per share:
Basic	164.2	165.7	166.7
Diluted	167.3	167.4	170.0

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$190	$201	$178
Transaction-based expenses:
Transaction rebates	(115)	(119)	(106)
Brokerage, clearance and exchange fees	(7)	(10)	(10)

Total net equity derivative trading and clearing revenues	68	72	62
Cash Equity Trading Revenues	303	351	304
Transaction-based expenses:
Transaction rebates	(176)	(187)	(157)
Brokerage, clearance and exchange fees	(64)	(93)	(85)

Total net cash equity trading revenues	63	71	62
Fixed Income and Commodities Trading and Clearing Revenues	21	24	24
Transaction-based expenses:
Transaction rebates	(2)	(2)	(3)
Brokerage, clearance and exchange fees	—	(1)	(1)

Total net fixed income and commodities trading and clearing revenues	19	21	20
Trade Management Services Revenues	72	73	75

Total Net Market Services revenues	222	237	219

CORPORATE SERVICES REVENUES
Corporate Solutions revenues	59	59	59
Listings Services revenues	72	72	67

Total Corporate Services revenues	131	131	126

INFORMATION SERVICES REVENUES
Market Data revenues	95	98	97
Index revenues	52	50	43
Investment Data & Analytics revenues	32	27	10

Total Information Services revenues	179	175	150

MARKET TECHNOLOGY REVENUES	68	66	62
OTHER REVENUES	—	6	46

Revenues less transaction-based expenses	$600	$615	$603

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$324	$377
Restricted cash	52	22
Financial investments, at fair value	202	235
Receivables, net	356	356
Default funds and margin deposits	4,219	3,988
Other current assets	304	235
Assets held for sale	—	297

Total current assets	5,457	5,510
Property and equipment, net	371	400
Goodwill	6,369	6,586
Intangible assets, net	2,328	2,468
Other non-current assets	330	390

Total assets	$14,855	$15,354

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$176	$177
Section 31 fees payable to SEC	21	128
Accrued personnel costs	145	170
Deferred revenue	257	161
Other current liabilities	173	85
Default funds and margin deposits	4,219	3,988
Short-term debt	808	480
Liabilities held for sale	—	45

Total current liabilities	5,799	5,234
Long-term debt	3,072	3,727
Deferred tax liabilities, net	137	225
Non-current deferred revenue	91	126
Other non-current liabilities	154	162

Total liabilities	9,253	9,474

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,676	3,024
Common stock in treasury, at cost	(291)	(247)
Accumulated other comprehensive loss	(1,184)	(862)
Retained earnings	4,399	3,963

Total Nasdaq stockholders’ equity	5,602	5,880

Total liabilities and equity	$14,855	$15,354

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
U.S. GAAP net income attributable to Nasdaq	$163	$162	$170
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	27	28	22
Merger and strategic initiatives (2)	6	(10)	3
Net gain on divestiture of businesses (3)	8	(41)	—
Clearing default loss (4)	8	—	—
Other (5)	2	3	1

Total non-GAAP adjustments	51	(20)	26
Non-GAAP adjustment to the income tax provision (6)	(17)	15	(17)
Reversal of Swedish tax benefits (7)	—	41	—
Impact of newly enacted U.S. tax legislation (8)	(4)	—	—
Excess tax benefits related to employee share-based compensation (9)	—	—	(7)

Total non-GAAP adjustments, net of tax	30	36	2
Non-GAAP net income attributable to Nasdaq	$193	$198	$172

U.S. GAAP diluted earnings per share	$0.97	$0.97	$1.00
Total adjustments from non-GAAP net income above	0.18	0.21	0.01

Non-GAAP diluted earnings per share	$1.15	$1.18	$1.01

Weighted-average diluted common shares outstanding for earnings per share:	167.3	167.4	170.0

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)

For the three months ended September 30, 2018, merger and strategic initiatives expense relates to costs associated with the divestiture of the Public Relations Solutions and Digital Media Services businesses within our Corporate Solutions business and other strategic initiatives. For the three months ended June 30, 2018, the credit in merger and strategic initiatives expense relates to the reclass of transaction related costs incurred during the first quarter of 2018 to sell the Public Relations Solutions and Digital Media Services businesses. Since these businesses were sold during the second quarter of 2018, these transaction related costs have been included as a reduction to the gain on the sale of these businesses. For the three months ended September 30, 2017, merger and strategic initiatives expense is primarily related to our acquisitions of eVestment and Sybenetix and the sale of our Public Relations Solutions and Digital Media Services businesses.

(3)

In April 2018, we completed the sale of the Public Relations Solutions and Digital Media Services businesses. In the second quarter of 2018, we recognized a pre-tax gain on the sale of $41 million ($19 million after tax) net of certain transaction related costs recognized during the first half of 2018. For the three months ended September 30, 2018, we recorded an $8 million post-closing working capital adjustment.

(4)	For the three months ended September 30, 2018, we recorded an $8 million loss related to the default of a Nasdaq Clearing member.
(5)

For the three month ended September 30, 2018, other charges included litigation costs related to certain legal matters. For the three months ended June 30, 2018, other relates to a charge associated with a sales & use tax audit, which related to prior periods.

(6)

The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment. In addition, in some periods, the adjustment includes the recognition of previously unrecognized tax benefits associated with positions taken in prior years.

(7)

For the three months ended June 30, 2018, we recorded a reversal of previously recognized Swedish tax benefits, due to unfavorable court rulings received by other Swedish entities during the three months ended June 30, 2018, the impact of which relates to prior periods.

(8)

For the three months ended September 30, 2018, we recorded a decrease to tax expense of $4 million, which reflects the remeasurement of certain deferred tax assets and liabilities associated with the impact of the Tax Cuts and Jobs Act.

(9)

For the three months ended September 30, 2017, excess tax benefits related to employee share-based compensation of $7 million reflect the recognition of income tax effects of share-based awards when awards vest or are settled.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2018	2018	2017
U.S. GAAP operating income	$246	$269	$262
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	27	28	22
Merger and strategic initiatives (2)	6	(10)	3
Clearing default loss (3)	8	—	—
Other (4)	2	3	1

Total non-GAAP adjustments	43	21	26

Non-GAAP operating income	$289	$290	$288

Revenues less transaction-based expenses	$600	$615	$603
U.S. GAAP Operating margin (5)	41%	44%	43%
Non-GAAP operating margin (6)	48%	47%	48%

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)

For the three months ended September 30, 2018, merger and strategic initiatives expense relates to costs associated with the divestiture of the Public Relations Solutions and Digital Media Services businesses within our Corporate Solutions business and other strategic initiatives. For the three months ended June 30, 2018, the credit in merger and strategic initiatives expense relates to the reclass of transaction related costs incurred during the first quarter of 2018 to sell the Public Relations Solutions and Digital Media Services businesses. Since these businesses were sold during the second quarter of 2018, these transaction related costs have been included as a reduction to the gain on the sale of these businesses. For the three months ended September 30, 2017, merger and strategic initiatives expense is primarily related to our acquisitions of eVestment and Sybenetix and the sale of our Public Relations Solutions and Digital Media Services businesses.

(3)	For the three months ended September 30, 2018, we recorded an $8 million loss related to the default of a Nasdaq Clearing member.
(4)

For the three month ended September 30, 2018, other charges included litigation costs related to certain legal matters. For the three months ended June 30, 2018, other relates to a charge associated with a sales & use tax audit, which related to prior periods.

(5)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by total revenues less transaction-based expenses.
(6)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2018	2018	2017
U.S. GAAP operating expenses	$354	$346	$341
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(27)	(28)	(22)
Merger and strategic initiatives (2)	(6)	10	(3)
Clearing default loss (3)	(8)	—	—
Other (4)	(2)	(3)	(1)

Total non-GAAP adjustments	(43)	(21)	(26)

Non-GAAP operating expenses	$311	$325	$315

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)

For the three months ended September 30, 2018, merger and strategic initiatives expense relates to costs associated with the divestiture of the Public Relations Solutions and Digital Media Services businesses within our Corporate Solutions business and other strategic initiatives. For the three months ended June 30, 2018, the credit in merger and strategic initiatives expense relates to the reclass of transaction related costs incurred during the first quarter of 2018 to sell the Public Relations Solutions and Digital Media Services businesses. Since these businesses were sold during the second quarter of 2018, these transaction related costs have been included as a reduction to the gain on the sale of these businesses. For the three months ended September 30, 2017, merger and strategic initiatives expense is primarily related to our acquisitions of eVestment and Sybenetix and the sale of our Public Relations Solutions and Digital Media Services businesses.

(3)	For the three months ended September 30, 2018, we recorded an $8 million loss related to the default of a Nasdaq Clearing member.
(4)

For the three month ended September 30, 2018, other charges included litigation costs related to certain legal matters. For the three months ended June 30, 2018, other relates to a charge associated with a sales & use tax audit, which related to prior periods.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2018	2018	2017
Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	16.5	17.0	14.1
Nasdaq PHLX matched market share	16.4%	15.6%	16.9%
The Nasdaq Options Market matched market share	8.5%	9.2%	9.1%
Nasdaq BX Options matched market share	0.3%	0.4%	0.7%
Nasdaq ISE Options matched market share	9.0%	8.6%	8.8%
Nasdaq GEMX Options matched market share	4.8%	4.5%	5.3%
Nasdaq MRX Options matched market share	0.1%	0.1%	0.2%

Total matched market share executed on Nasdaq’s exchanges	39.1%	38.4%	41.0%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	279,329	365,204	296,086
Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	6.35	6.86	6.06
Matched share volume (in billions)	77.8	83.8	69.1
The Nasdaq Stock Market matched market share	15.9%	15.2%	14.1%
Nasdaq BX matched market share	2.9%	3.1%	3.3%
Nasdaq PSX matched market share	0.7%	0.8%	0.7%

Total matched market share executed on Nasdaq’s exchanges	19.5%	19.1%	18.1%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	30.4%	33.4%	34.1%

Total market share(2)	49.9%	52.5%	52.2%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	553,709	623,555	545,115
Total average daily value of shares traded (in billions)	$4.8	$5.8	$5.1
Total market share executed on Nasdaq’s exchanges	65.7%	66.9%	67.9%
Fixed Income and Commodities Trading and Clearing
Fixed Income
U.S. fixed income notional trading volume (in billions)	$3,194	$4,134	$3,975
Total average daily volume of Nasdaq Nordic and Nasdaq Baltic fixed income contracts	121,747	124,539	103,790
Commodities
Power contracts cleared (TWh) (3)	276	305	264
Corporate Services
Initial public offerings
The Nasdaq Stock Market	52	56	34
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	3	22	10
Total new listings
The Nasdaq Stock Market(4)	85	89	78
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (5)	6	29	11
Number of listed companies
The Nasdaq Stock Market(6)	3,049	3,004	2,935
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (7)	1,010	1,008	952
Information Services
Number of licensed exchange traded products (ETPs)	358	347	314
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$206	$187	$154
Market Technology
Order intake (in millions) (8)	$40	$64	$57
Total order value (in millions) (9)	$703	$714	$670

(1)	Includes Finnish option contracts traded on EUREX Group.
(2)

Includes transactions executed on The Nasdaq Stock Market’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.

(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues,closed-end funds and separately listed ETPs.
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of total listings on The Nasdaq Stock Market at period end, including 390 ETPs as of September 30, 2018, 380 ETPs as of June 30, 2018 and 362 ETPs as of September 30, 2017.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Total contract value of orders signed during the period.
(9)

Represents total contract value of orders signed that are yet to be recognized as revenue. Total order value for the three months ended September 30, 2017 was restated as a result of the adoption of ASU 2014-09, “Revenue from Contracts with Customers.”